EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137033 and No. 333-149844 on Form S-8 of Innovative Card Technologies, Inc. and subsidiaries (the “Company”) of our report dated March 31, 2010 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, New York
March 31, 2010